Norfolk Southern Corporation and Subsidiaries Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In millions, except per share amounts)

Railway operating revenues:
Coal	$696	$511	$1,325	$1,113
General merchandise	1,283	978	2,482	1,953
Intermodal	451	368	861	734
Total railway operating revenues	2,430	1,857	4,668	3,800

Railway operating expenses:
Compensation and benefits	670	551	1,369	1,190
Purchased services and rents	374	334	709	689
Fuel	258	153	512	312
Depreciation	204	207	408	414
Materials and other (note 1)	191	144	382	344
Total railway operating expenses	1,697	1,389	3,380	2,949

Income from railway operations	733	468	1,288	851

Other income - net	17	36	37	53
Interest expense on debt	115	113	234	230

Income before income taxes	635	391	1,091	674

Provision for income taxes:
Current	237	85	396	175
Deferred (note 4)	6	59	46	75
Total income taxes	243	144	442	250

Net income	$392	$247	$649	$424

Earnings per share (note 2):
Basic	$1.06	$0.67	$1.74	$1.14
Diluted	$1.04	$0.66	$1.72	$1.13

Weighted average shares outstanding (notes 2 & 3):
Basic	369.7	366.8	369.6	366.5
Diluted	375.1	371.4	375.0	371.3

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)
	June 30,	December 31,
	2010	2009
	($ in millions)

Assets
Current assets:
Cash and cash equivalents	$855	$996
Short-term investments	205	90
Accounts receivable - net	892	766
Materials and supplies	179	164
Deferred income taxes	148	142
Other current assets	49	88
Total current assets	2,328	2,246

Investments	2,293	2,164

Properties less accumulated depreciation	22,786	22,643

Other assets	226	316

Total assets	$27,633	$27,369

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,064	$974
Short-term debt	-	100
Income and other taxes	226	109
Other current liabilities	284	232
Current maturities of long-term debt	363	374
Total current liabilities	1,937	1,789

Long-term debt	6,326	6,679

Other liabilities	1,791	1,801

Deferred income taxes	6,818	6,747
Total liabilities	16,872	17,016

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 368,615,496 and 369,019,990 shares,
respectively, net of treasury shares	370	370
Additional paid-in capital	1,894	1,809
Accumulated other comprehensive loss	(820)	(853)
Retained income	9,317	9,027
Total stockholders' equity	10,761	10,353

Total liabilities and stockholders' equity	$27,633	$27,369

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended
	June 30,
	2010	2009
	($ in millions)

Cash flows from operating activities:
Net income	$649	$424
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	411	418
Deferred income taxes	46	75
Gains and losses on properties	(3)	(4)
Changes in assets and liabilities affecting operations:
Accounts receivable	(126)	29
Materials and supplies	(15)	6
Other current assets	36	75
Current liabilities other than debt	236	(319)
Other - net	148	(61)
Net cash provided by operating activities	1,382	643

Cash flows from investing activities:
Property additions	(569)	(566)
Property sales and other transactions	21	27
Investments, including short-term	(260)	(119)
Investment sales and other transactions	77	9
Net cash used in investing activities	(731)	(649)

Cash flows from financing activities:
Dividends	(252)	(250)
Common stock issued - net	42	24
Purchase and retirement of common stock (note 3)	(114)	-
Proceeds from borrowings - net	-	990
Debt repayments	(468)	(654)
Net cash provided by (used in) financing activities	(792)	110

Net increase (decrease) in cash and cash equivalents	(141)	104

Cash and cash equivalents:
At beginning of year	996	618

At end of period	$855	$722

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$232	$224
Income taxes (net of refunds)	$253	$222

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.    MATERIALS AND OTHER

Second quarter 2009 includes a $21 million favorable adjustment related to settlement of a multi-year state tax dispute.

2.    EARNINGS PER SHARE

As required under the provisions of the Financial Accounting Standards Board Accounting Standards Codification (ASC) 260-10, "Earnings Per Share," for basic earnings per share, income available to common stockholders for the second quarters of 2010 and 2009 reflects a $2 million reduction and for the first six months of 2010 and 2009 a $4 million reduction from net income for the effect of dividend equivalent payments made to holders of stock options.   In addition, for the second quarters and first six months of 2010 and 2009, diluted earnings per share were calculated under the more dilutive two-class method (as compared to the treasury stock method) and income available to common stockholders reflects a $2 million and $4 million reduction, respectively, from net income for dividend equivalent payments.

3.    STOCK REPURCHASE PROGRAM

During the first six months of 2010, NS purchased and retired 2.0 million shares of common stock at a cost of $114 million.   Since inception of the stock repurchase program, NS has repurchased and retired 66.7 million shares at a total cost of $3.4 billion.

4.   DEFERRED TAXES

During the first quarter of 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law.   Provisions of these Acts eliminate, after 2012, the tax deduction available for reimbursed prescription drug expenses under the Medicare Part D retiree drug subsidy program.   As required by ASC 740, "Income Taxes," NS recorded a $27 million charge to deferred tax expense.